EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ibis Technology Corporation:

We consent to the use of our report dated February 17, 2006, except for note 3 which is as of March 14, 2006, with respect to the balance sheets of Ibis Technology Corporation as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Ibis Technology Corporation, incorporated herein by reference.

/s/ KPMG

Boston, Massachusetts
May 26, 2006